Exhibit 8

ESCROW SERVICES AGREEMENT

This Escrow Services Agreement (this “Agreement”) is made and entered into as of July 30, 2019, by and between UMB Bank, N.A., in its capacity as escrow agent (“UMB”, or “Escrow Agent”), Red Oak Capital Fund III, LLC (“Issuer”), and Crescent Securities Group Inc. (“Broker”).

RECITALS

WHEREAS, Issuer proposes to offer for sale to investors as disclosed in its offering materials (the “Offering”), securities pursuant to Regulation A promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”) and applicable state exemptions from registration, either directly (“issuer-direct”) and/or through one or more registered broker-dealers as a selling group (“Syndicate”), the equity and/or debt securities of Issuer (the “Securities”) in the amount of at least Two Million dollars (the “Minimum Amount of the Offering”) and up to the maximum amount of Fifty Million dollars (the “Maximum Amount of the Offering”).

WHEREAS, Issuer has engaged Crescent Securities Group Inc., a registered broker-dealer (“Dealer”) with the Securities Exchange Commission and member of the Financial Industry Regulatory Authority, to serve as placement agent for the Offering.

WHEREAS, Issuer and Broker desire to establish an Escrow Account in which funds received from prospective investors (“Subscribers”) will be held during the Escrow Period of the Offering, subject to the terms and conditions of this Agreement. UMB agrees to serve as Escrow Agent with respect to such Escrow Account in accordance with the terms and conditions set forth herein to be held in a segregated trust account as defined below.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing, it is hereby agreed as follows:

1.
Establishment of Escrow Account. Prior to the date the offering commences (the “Commencement Date”), at the request of the Issuer, the Escrow Agent shall establish a trust account, for the benefit of investors in the offering (the “Escrow Account”). The Escrow Account shall be a segregated, trust account. The Issuer and Broker represent the Escrow Account and escrowed funds are compliant with SEC Rules 10b-9 and 15c2-4, promulgated under the Securities Exchange Act of 1934, as amended (the (“Rules”); for the avoidance of doubt the Escrow Agent shall have no obligation to determine compliance with the Rules.

2.
Escrow Period. The period beginning on the Commencement Date and terminating in whole or in part upon the earlier to occur of the following shall be referred to herein as the “Escrow Period”:

a.
The date upon which subscription amounts for the Minimum Amount of the Offering required to be sold have been deposited and cleared in the Escrow Account; or

b.
The end of the day on December 31, 2020, as may be extended for up to two consecutive six-month periods pursuant to written notice from Issuer (the “Minimum Termination Date”); or

c.
The date upon which a determination is made by Issuer and/or its authorized representatives to terminate the Offering prior to closing.

During the Escrow Period, the parties agree that (i) Escrow Account and escrowed funds will be held for the benefit of the Subscribers, and that (ii) the Issuer is not entitled to any funds received into escrow, and that no amounts deposited into the Escrow Account shall become the property of Issuer or any other entity, or be subject to any debts, liens or encumbrances of any kind of Issuer or any other entity, until the Issuer has triggered closing of such funds. Even after the sale of securities to investors, the Issuer may elect to continue to leave funds in the Escrow Account in order to protect investors as needed.

In addition, the Issuer acknowledges that the total funds raised cannot exceed the Maximum Amount of the Offering permitted by the offering materials. Issuer represents that no funds have yet been raised for the Issuer.

3.
Deposits into the Escrow Account.  During the Escrow Period, all Subscribers will be instructed by Issuer and Broker as well as their respective agents to transfer funds by ACH, wire or check to the Escrow Agent for deposit into the Escrow Account. Escrow Agent shall process all Escrow Amounts for collection through the banking system and shall maintain an accounting of each deposit posted to its ledger. All monies so deposited in the Escrow Account and which have cleared the banking system are hereinafter referred to as the "Escrow Amount." All amounts in the Escrow Account shall be held un-invested. Upon request, Issuer or its agents shall provide Escrow Agent with a copy of the Subscriber’s signed subscription agreement and other information regarding the identity of the Subscriber(s) as may be reasonably requested by Escrow Agent in the performance of its duties under this Agreement. As required by government regulations pertaining to the US Treasury, Homeland Security, the Internal Revenue Service and the SEC, federal law requires financial institutions to obtain, reasonably verify and record information that identifies each person (natural person or legal entity, including its authorized persons) who funds and executes securities transactions. Information requested of the Issuer and Subscribers will be typical information requested in the gathering and verification guidelines and best practices promulgated by anti-money laundering (“AML”) rules and regulations and those regulatory agencies that enforce them. Escrow Agent is under no duty or responsibility to enforce collection of any wire, check, or ACH delivered to it hereunder. Issuer shall assist Escrow Agent with clearing any and all AML and ACH exceptions.

Funds Hold — clearing, settlement and risk management policy: All parties agree that funds are considered “cleared” as follows:

* Wires — 24 hours after receipt of funds

* Checks — 10 days after deposit, and 5 days after deposit for checks from custodian

* ACH — As transaction must clear in a manner similar to checks, and as Federal regulations provide investors with 60 days to recall funds, for risk reduction and protection the Escrow Agent will agree to release, starting 10 calendar days after receipt and so long as the offering is closed, the greater of 94% of funds or gross funds less ACH deposits still at risk of recall. Of course, regardless of this operating policy, Issuer remains liable to immediately and without protestation or delay return to UMB any funds recalled pursuant to Federal regulations

Escrow Agent, Issuer and Dealer reserves the right to deny, suspend or terminate participation in the Escrow Account of any Subscriber to the extent Escrow Agent, Issuer or Dealer deems it advisable or necessary to comply with applicable laws or to eliminate practices that are not consistent with securities industry laws, rules, regulations or best practices. Dealer may direct the Escrow Agent at any time to reject or return funds to any Subscriber (i) that do not clear background checks (anti-money laundering, USA PATRIOT Act, social security number issues, etc.) to the satisfaction of Dealer, in its sole and absolute discretion, or, (ii) for which Dealer determines, in its sole discretion, that it would be improper or unlawful for Escrow Agent to accept or hold the applicable Subscriber’s funds, as Escrow Agent, due to, among other possible issues, issues with the Subscriber or the source of the Subscriber’s funds. Dealer shall promptly inform Escrow Agent Issuer of any such return or rejection and the Issuer shall direct the Escrow Agent to return funds received from any rejected Subscriber. Dealer shall be responsible for all such background checks, AML, OFAC and other regulatory checks. The Escrow Agent shall have no obligation to run background checks nor determine a subscriber’s funds compliance with the foregoing.

2 | Page

Notwithstanding anything in this Agreement to the contrary, the Issuer shall have the right to reject any subscription for Securities, in whole or in part, at any time and for any reason, in its sole and absolute discretion, and direct the Escrow Agent to return any such funds deposited in the Escrow Account promptly to the Subscriber. For the avoidance of doubt, any subscription funds so rejected will not be considered “deposited and cleared” or “cleared funds” as that term is used in Section 2(a) and Section 4 hereof, respectively.

4.
Disbursements from the Escrow Account. In the event Escrow Agent receives written instructions from the Issuer and Broker from Escrow of the termination of the Escrow Period, Escrow Agent shall terminate Escrow and make a full and prompt return of funds so that refunds are made to each Subscriber in the exact amount received from said Subscriber, without deduction, penalty, or expense to Subscriber. Once Escrow Agent receives a written instruction from Issuer and Broker that the Minimum Amount of the Offering has been deposited into the Escrow Account (“Break Escrow Certificate”) , Escrow Agent shall, pursuant to the Break Escrow Certificate, disburse funds from the Escrow Account as directed in such Break Escrow Certificate. Issuer hereby irrevocably authorizes UMB to deduct any fees owed to it prior to disbursing such funds in accordance with the Break Escrow Certificate. After the receipt of the Break Escrow Certificate and the disbursement from the Escrow Account in accordance with such Break Escrow Certificate, any additional amounts deposited in to the Escrow Account may be disbursed from time to time at joint written instruction of the Issuer and Broker.

5.
Collection Procedure. Escrow Agent is hereby authorized, upon receipt of Subscriber funds not transmitted directly into the Escrow Account, to promptly deposit them in the Escrow Account. Any Subscriber funds which fail to clear or are subsequently reversed, including but not limited to ACH charge-backs and wire recalls, shall be debited to the Escrow Account, with such debits reflected on the escrow ledger. Any and all fees paid by Issuer for funds receipt and processing are non-refundable, regardless of whether ultimately cleared, failed, rescinded, returned or recalled. In the event of any Subscriber refunds, returns or recalls after funds have already been remitted to Issuer, then Issuer hereby irrevocably agrees to immediately and without delay or dispute send equivalent funds to Escrow Agent to cover the refund, return or recall. If Issuer and/or Broker has any dispute or disagreement with its Subscriber then that is separate and apart from this Agreement and Issuer will address such situation directly with said Subscriber, including taking whatever actions necessary to return such funds to Subscriber, but Issuer shall not involve Escrow Agent in any such disputes.

6.
Escrow Administration Fees, Compensation of Escrow Agent. Escrow Agent will charge Escrow Administration Fees to Issuer as listed on Schedule A and attached hereto for its ordinary services; provided, however, that if the conditions for the disbursement of funds under this Agreement are not fulfilled, or the Escrow Agent renders any material service not contemplated in this Agreement, or there is any assignment of interest in the subject matter of this Agreement, or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Agreement, or the subject matter hereof, then the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for its out-of-pocket costs and expenses, including reasonable attorney’s fees, occasioned by any delay, controversy, litigation or event, and the same shall be recoverable from the Issuer. The Issuer’s obligations under this Section 6 shall survive the resignation or removal of the Escrow Agent and the assignment or termination of this Agreement. No fees, charges or expense reimbursements of Escrow Agent received by the Escrow Agent are reimbursable to the Issuer, and are not subject to pro-rata analysis. All fees and charges, if not paid by Issuer, may be deducted from the Escrow Account from amounts the Issuer and Broker direct Escrow Agent to disburse in accordance with Section 4. It is acknowledged and agreed that no fees, reimbursement for costs and expenses, indemnification for any damages incurred by the Issuer or the Escrow Agent shall be paid out of or chargeable to the funds on deposit in the Escrow Account prior to the receipt of the Break Escrow Certificate.

3 | Page

7.
Representations and Warranties. Each the Issuer and Broker covenant and make the following representations and warranties to Escrow Agent:

a.
It is duly organized, validly existing, and in good standing under the laws of the state of its incorporation or organization and has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

b.
This Agreement has been duly approved by all necessary actions, including any necessary shareholder or membership approval, has been executed by its duly authorized officers, and constitutes its valid and binding agreement enforceable in accordance with its terms.

c.
The execution, delivery, and performance of this Agreement is in accordance with the agreements related to the Offering and will not violate, conflict with, or cause a default under its articles of incorporation, bylaws, management agreement or other organizational document, as applicable, any applicable law, rule or regulation, any court order or administrative ruling or decree to which it is a party or any of its property is subject, or any agreement, contract, indenture, or other binding arrangement, including the agreements related to the Offering, to which it is a party or any of its property is subject.

d.
The Offering shall contain a statement that Escrow Agent has not investigated the desirability or advisability of investment in the Securities nor approved, endorsed or passed upon the merits of purchasing the Securities; and the name of Escrow Agent has not and shall not be used in any manner in connection with the Offering of the Securities other than to state that Escrow Agent has agreed to serve as escrow agent for the limited purposes set forth in this Agreement.

e.
No party other than the parties hereto has, or shall have, any lien, claim or security interest in the Escrow Funds or any part thereof. No financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specifically or generally) the Escrow Funds or any part thereof.

f.
It possesses such valid and current licenses, certificates, authorizations or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct its respective businesses, and it has not received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such license, certificate, authorization or permit.

g.
Its business activities are in no way related to Cannabis, gambling, pornography, or firearms.

h.
The Offering complies in all material respects with the Act and all applicable laws, rules and regulations.

Each Issuer and Broker agree that all of the covenants, representations and warranties contained herein are true and complete as of the date hereof and will be true and complete at the time of any disbursement of Escrow Funds.

8.
Term and Termination. This Agreement will remain in full force during the Escrow Period. Even after this Agreement is terminated, certain provisions will remain in effect, including, but not limited to, items 3, 4, 5, 8, 9, 10, 11 and 12 of this Agreement.

4 | Page

9.
Binding Arbitration, Applicable Law and Venue, Attorneys Fees: This Agreement is governed by, and will be interpreted and enforced in accordance with the regulations of the SEC and trust and banking laws of the State of Delaware, without regard to principles of conflict of laws. Any claim or dispute arising under this Agreement may only be brought in arbitration, pursuant to the rules of the American Arbitration Association, with venue in Kent County, Michigan. Each of the parties hereby consents to this method of dispute resolution, as well as jurisdiction, and waives any right it may have to object to either the method, venue or jurisdiction for such claim or dispute. Any award an arbitrator makes will be final and binding on all parties and judgment on it may be entered in any court having jurisdiction. Furthermore, the prevailing party shall be entitled to recover damages plus reasonable attorney’s fees.

10.
Liability. The Escrow Agent shall not be liable for any action taken or omitted hereunder, or for the misconduct of any employee, agent or attorney appointed by it, except in the case of willful misconduct or gross negligence. The Escrow Agent shall have no responsibility at any time to ascertain whether or not any security interest exists in the Escrow Amounts, the Fund or any part thereof or to file any financing statement under the Uniform Commercial Code with respect to the Fund or any part thereof. The Escrow Agent may consult counsel of its own choice with respect to any question arising under this Agreement and the Escrow Agent shall not be liable for any action taken or omitted without gross negligence or willful misconduct upon advice of such counsel. The Escrow Agent is acting solely as escrow agent hereunder and owes no duties, covenants or obligations, fiduciary or otherwise, to any other person by reason of this Agreement, except as otherwise stated herein, and no implied duties, covenants or obligations, fiduciary or otherwise, shall be read into this Agreement against the Escrow Agent. If any disagreement between any of the parties to this Agreement, or between any of them and any other person, including any Investor, resulting in adverse claims or demands being made in connection with the matters covered by this Agreement, or if the Escrow Agent is in doubt as to what action it should take hereunder, the Escrow Agent may, at its option, refuse to comply with any claims or demands on it, or refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists, and in any such event, the Escrow Agent shall not be or become liable in any way or to any person for its failure or refusal to act, and the Escrow Agent shall be entitled to continue so to refrain from acting until (i) the rights of all interested parties shall have been fully and finally adjudicated by a court of competent jurisdiction, or (ii) all differences shall have been adjudged and all doubt resolved by agreement among all of the interested persons, and the Escrow Agent shall have been notified thereof in writing signed by all such persons. Notwithstanding the foregoing, the Escrow Agent may in its discretion obey the order, judgment, decree or levy of any court, whether with or without jurisdiction and the Escrow Agent is hereby authorized in its sole discretion to comply with and obey any such orders, judgments, decrees or levies. If any controversy should arise with respect to this Agreement, the Escrow Agent shall have the right, at its option, to institute an interpleader action in any court of competent jurisdiction to determine the rights of the parties. IN NO EVENT SHALL THE ESCROW AGENT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL LOSSES OR DAMAGES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION. The parties agree that the Escrow Agent has no role in the preparation of the Offering documents (including the subscription agreement and exhibits thereto) and makes no representations or warranties with respect to the information contained therein or omitted therefrom. The Escrow Agent shall have no obligation, duty or liability with respect to compliance with any federal or state securities, disclosure or tax laws concerning the Offering documents (including the subscription agreement and exhibits thereto) or the issuance, offering or sale of the Interests. The Escrow Agent shall have no duty or obligation to monitor the application and use of the Subscribers’ funds once transferred to or at the direction of the Issuer, that being the sole obligation and responsibility of the Issuer.

5 | Page

11.
Indemnity. Issuer agrees to defend, indemnify and hold Escrow Agent and its related entities, directors, employees, service providers, advertisers, affiliates, officers, agents, and partners and third-party service providers (collectively “Escrow Agent Indemnified Parties”) harmless from and against any loss, liability, claim, or demand, including attorney’s fees (collectively “Expenses”), made by any third party due to or arising out of (i) this Agreement or a breach of any provision in this Agreement, or (ii) any change in regulation or law, state or federal, and the enforcement or prosecution of such as such authorities may apply to or against Issuer. This indemnity shall include, but is not limited to, all Expenses incurred in conjunction with any interpleader that Escrow Agent may enter into regarding this Agreement and/or third-party subpoena or discovery process that may be directed to Escrow Agent Indemnified Parties. It shall also include any action(s) by a governmental or trade association authority seeking to impose criminal or civil sanctions on any Escrow Agent Indemnified Parties based on a connection or alleged connection between this Agreement and Issuers business and/or associated persons. These defense, indemnification and hold harmless obligations will survive termination of this Agreement. Escrow Agent reserves the right to control the defense of any such claim or action and all negotiations for settlement or compromise, and to select or approve defense counsel, and Issuer agrees to fully cooperate with Escrow Agent in the defense of any such claim, action, settlement, or compromise negotiations.

12.
Entire Agreement, Severability and Force Majeure. This Agreement contains the entire agreement between the parties hereto regarding the Escrow Account. If any provision of this Agreement is held invalid, the remainder of this Agreement shall continue in full force and effect. Furthermore, no party shall be responsible for any failure to perform due to acts beyond its reasonable control, including acts of God, terrorism, shortage of supply, labor difficulties (including strikes), war, civil unrest, fire, floods, electrical outages, equipment or transmission failures, internet interruptions, vendor failures (including information technology providers), or other similar causes.

13.
Changes. Escrow Agent may, at its sole discretion, comply with any new, changed, or reinterpreted regulatory or legal rules, laws or regulations, and any interpretations thereof, and without necessity of notice, to modify either this Agreement and/or the Escrow Account to comply or conform to such changes or interpretations. Furthermore, all parties agree that this Agreement shall continue in full force and be valid, unchanged and binding upon any successors of UMB, Issuer and Broker. Changes to this Agreement will be sent to you via email.
14.
 Notices.
a.
Any communication in connection with this agreement must be in writing and, unless otherwise stated, may be given:

i.
in person, by post or fax; or

ii.
by e-mail or other electronic communication.

b.
Such communications shall be addressed as follows:

To Escrow Agent:        lara.stevens@umb.com

To Issuer:                     jason@redoakcapitalgroup.com

With a copy to:            rjames@kv-legal.com

To Broker:                   nduren@crescentsecurities.com

6 | Page

c.
Any party may change their notice or email address and/or facsimile number by giving written notice thereof in accordance with this Paragraph. All notices hereunder shall be deemed given: (1) if served in person, when served; (2) if sent by facsimile or email, on the date of transmission if before 6:00 p.m. Eastern time, provided that a hard copy of such notice is also sent by either a nationally recognized overnight courier or by U.S. Mail, first class; (3) if by overnight courier, by a nationally recognized courier which has a system of providing evidence of delivery, on the first business day after delivery to the courier; or (4) if by U.S. Mail, on the third day after deposit in the mail, postage prepaid, certified mail, return receipt requested.

15.
Limited Capacity of Escrow Agent. This Agreement expressly and exclusively sets forth the duties of Escrow Agent with respect to any and all matters pertinent hereto, and no implied duties or obligations shall be read into this Agreement against Escrow Agent. Escrow Agent acts hereunder as an escrow agent only and is not associated, affiliated, or involved in the business decisions or business activities of Issuer, Broker, or Subscriber. Escrow Agent is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness, or validity of the subject matter of this Agreement or any part thereof, or for the form of execution thereof, or for the identity or authority of any person executing or depositing such subject matter. Escrow Agent shall be under no duty to investigate or inquire as to the validity or accuracy of any document, agreement, instruction, or request furnished to it hereunder, including, without limitation, the authority or the identity of any signer thereof, believed by it to be genuine, and Escrow Agent may rely and act upon, and shall not be liable for acting or not acting upon, any such document, agreement, instruction, or request. Escrow Agent shall in no way be responsible for notifying, nor shall it be responsible to notify, any party thereto or any other party interested in this Agreement of any payment required or maturity occurring under this Agreement or under the terms of any instrument deposited herewith. Escrow Agent’s entire liability and the exclusive remedy against the Escrow Agent in any cause of action based on contract, tort, or otherwise in connection with any services furnished pursuant to this Agreement shall be limited to the total fees paid to Escrow Agent by Issuer. The sole duty of the Escrow Agent shall be to receive Subscribers’ funds and hold them subject to release, in accordance herewith, and the Escrow Agent shall be under no duty to determine whether the Issuer is complying with requirements of this Agreement, the Offering or applicable securities or other laws in tendering the Subscribers’ funds to the Escrow Agent. No other agreement entered into between the parties, or any of them, shall be considered as adopted or binding, in whole or in part, upon the Escrow Agent notwithstanding that any such other agreement may be referred to herein or deposited with the Escrow Agent or the Escrow Agent may have knowledge thereof, including specifically but without limitation any Offering Documents (including the Subscription Agreement and exhibits thereto), and the Escrow Agent’s rights and responsibilities shall be governed solely by this Agreement.

16.
Counterparts; Facsimile; Email; Signatures; Electronic Signatures. This Agreement may be executed in counterparts, each of which will be deemed an original and all of which, taken together, will constitute one and the same instrument, binding on each signatory thereto. This Agreement may be executed by signatures, electronically or otherwise, and delivered by email in ..pdf format, which shall be binding upon each signing party to the same extent as an original executed version hereof.

17.
Regulatory Compliance: The Company and Dealer Manager shall provide to Escrow Agent upon the execution of this Agreement a Form W-9 and any documentation requested and any information reasonably requested by the Escrow Agent in order to comply with the USA Patriot Act of 2001, as amended from time to time, and the Bank Secrecy Act, as amended from time to time.

7 | Page

18.
PRIVACY ACT STATEMENT: Section 6109 of the Internal Revenue Code requires you (Issuer) to provide us with your correct Taxpayer Identification Number (TIN).

Name of Business:	Red Oak Capital Fund III, LLC
Tax Identification Number:	84-2079441

Consent is Hereby Given: By signing this Agreement, Issuer and Broker explicitly agree to receive documents electronically including its copy of this signed Agreement as well as ongoing disclosures, communications, and notices.

Agreed by the undersigned as of the date set forth above by and between:

Issuer:

/s/ Jason Anderson
By: Jason Anderson
Title: CFO

Escrow Agent: UMB Bank, N.A.

/s/ Lara L. Stevens
By: Lara L. Stevens
Title: Vice President

Broker: Crescent Securities Group, Inc.

/s/ Nick Duren

By: Nick Duren
Title: President

8 | Page